Emerging Markets Telecommunications Fund, Inc.




CSAM




10f-3 Report




For the Period October 31, 1999 through March 31, 2000














Fund  Offering           Date     Broker             Price

ETF   Terra Networks    11/16/99 Goldman Sachs       13.00

ETF   ST Assembly Test
	Services       	1/28/00  Solomon Smith Barney 2.092



Shares     % of Assets      % of Offering      Syndicate Member

5,000       0.06%              0.02%         CS First Boston

107,000     0.15%              0.06%         CS First Boston